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                                                                  [Exhibit 10.8]


                         RECEIVABLES PURCHASE AGREEMENT


                         dated as of September 30, 1998



                                      among



                    WARNACO OPERATIONS CORPORATION, as Seller



                        GREGORY STREET, INC., as Servicer



                        LIBERTY STREET FUNDING CORP. and
                     CORPORATE ASSET FUNDING COMPANY, INC.,
                                as the Investors


                                       and


                            THE BANK OF NOVA SCOTIA,
                                    as Agent


                                       and


                          CITICORP NORTH AMERICA, INC.,
                                 as the Co-Agent



--------------------------------------------------------------------------------



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                                TABLE OF CONTENTS



                                   ARTICLE I.

                       AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1.  Purchase Facility................................................1
Section 1.2.  Making Purchases.................................................2
Section 1.3.  Purchased Interest Computation...................................3
Section 1.4.  Settlement Procedures............................................3
Section 1.5.  Fees.............................................................8
Section 1.6.  Payments and Computations, Etc...................................8
Section 1.7.  Increased Costs..................................................8
Section 1.8.  Requirements of Law..............................................9

                                   ARTICLE II.

                   REPRESENTATIONS AND WARRANTIES; COVENANTS;
                               TERMINATION EVENTS

Section 2.1.  Representations and Warranties; Covenants.......................10
Section 2.2.  Termination Events..............................................10

                                  ARTICLE III.

                                 INDEMNIFICATION

Section 3.1.  Indemnities by the Seller.......................................11
Section 3.2.  Indemnities by the Servicer.....................................13

                                   ARTICLE IV.

                         ADMINISTRATION AND COLLECTIONS

Section 4.1.  Appointment of the Servicer.....................................13
Section 4.2.  Duties of the Servicer..........................................14
Section 4.3.  Establishment and Use of Certain Accounts.......................15
Section 4.4.  Enforcement Rights..............................................16
Section 4.5.  Responsibilities of the Seller..................................17
Section 4.6.  Servicing Fee...................................................17

                                   ARTICLE V.




                                        i



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                                  MISCELLANEOUS

Section 5.1.  Amendments, Etc.................................................17
Section 5.2.  Notices, Etc....................................................18
Section 5.3.  Assignability...................................................18
Section 5.4.  Costs, Expenses and Taxes.......................................19
Section 5.5.  No Proceedings; Limitation on Payments..........................19
Section 5.6.  GOVERNING LAW AND JURISDICTION
Section 5.7.  Execution in Counterparts.......................................20
Section 5.8.  Survival of Termination.........................................20
Section 5.9.  WAIVER OF JURY TRIAL............................................20
Section 5.10. Entire Agreement................................................20
Section 5.11. Headings........................................................21
Section 5.12. Investor's Liabilities..........................................21


EXHIBIT I     Definitions
EXHIBIT II    Conditions of Purchases
EXHIBIT III   Representations and Warranties
EXHIBIT IV    Covenants
EXHIBIT V     Termination Events

SCHEDULE I    Credit and Collection Policy
SCHEDULE II   Trade Names
SCHEDULE III  Special Concentration Percentages
SCHEDULE IV   Fiscal Months

ANNEX A       Form of Monthly Report
ANNEX B       Form of Purchase Notice





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



         This RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this "Agreement") is entered into as of September 30, 1998, among WARNACO OPERATIONS CORPORATION, a Delaware corporation, as seller (the "Seller"), GREGORY STREET, INC., a Delaware corporation ("Gregory"), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the "Servicer"), LIBERTY STREET FUNDING CORP., a Delaware corporation ("Liberty Street"), CORPORATE ASSET FUNDING COMPANY, INC., a Delaware corporation ("CAFCO"), THE BANK OF NOVA SCOTIA, a Canadian chartered bank acting through its New York branch ("BNS"), as agent for the Investors (in such capacity, together with its successors and assigns in such capacity, together with its successors and assigns in such capacity, the "Agent"), and CITICORP NORTH AMERICA, INC., a Delaware corporation ("CNAI"), as co-agent (in such capacity, together with its successors and assigns in such capacity, the "Co-Agent").

         PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the "Agreement" refer to this Agreement, as amended, supplemented or otherwise modified and in effect from time to time.

         The Seller desires to sell, transfer and assign to Liberty Street and CAFCO undivided variable percentage ownership interests in a pool of receivables, and Liberty Street and CAFCO desire to acquire such undivided variable percentage ownership interests on the terms and subject to the conditions set forth herein.

         In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:


                                   ARTICLE I.
                       AMOUNTS AND TERMS OF THE PURCHASES


         Section 1.1. Purchase Facility. (a) On the terms and conditions hereinafter set forth, each of Liberty Street and CAFCO may, in its sole discretion, purchase, and make reinvestments in, undivided percentage ownership interests with regard to its Purchased Interest from the Seller from time to time from the date hereof to the Facility Termination Date. Under no circumstances shall any Investor make any such purchase or reinvestment if, after giving effect thereto, (i) the aggregate outstanding Capital of the Purchased Interests purchased by the Investors hereunder, together with the aggregate outstanding "Capital" of the "Purchased Interest" purchased by the Banks under the Parallel Purchase Commitment (the "Total Outstanding Capital") would exceed the Purchase Limit or (ii) the aggregate outstanding Capital of the Purchased Interest purchased by any Investor hereunder together with the outstanding "Capital" of the "Purchased Interest" purchased under the Parallel Purchase Commitment by the Bank(s) that is a member of such Investor's Group would exceed such Investor's "Percentage" (as defined below) of the Total Outstanding Capital. ("Percentage" with respect to any Investor means a fraction expressed as a percentage, the numerator of which is such Investor's Purchase Limit and the denominator of which is the aggregate of the Purchase Limits of all Investors).

         (b) The Seller may, upon at least 30 days' written notice to the Agent and Co-Agent, terminate in whole or reduce in part the unused portion of the Purchase Limit; provided, that each partial reduction shall be in the amount of at least $10,000,000, or an integral multiple of $5,000,000 in excess thereof, and that, unless terminated in whole, the Purchase Limit shall in no event be reduced below $100,000,000.

         Section 1.2. Making Purchases. (a) Each purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interests hereunder shall be made upon the Seller's irrevocable written notice in the form of Annex B delivered to the Agent and the Co-Agent in accordance with Section 5.2 (which notice must be received by the Agent and the Co-Agent before 11:00 a.m., New York City time) at least three Business Days before the requested purchase date, which notice shall specify: (A) the amount requested to be paid to the Seller (such amount, which shall not be less than $2,000,000, being the "Capital" relating to the undivided percentage ownership interest then being purchased with respect to each Purchased Interest), and (B) the date of such purchase (which shall be a Business Day).

         (b) On the date of each purchase (but not reinvestment) each Investor purchasing undivided percentage ownership interests with regard to its Purchased Interest hereunder, shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at Citibank, N.A., account number 4077-4094, ABA 021-00-0089, an amount equal to the Capital relating to its Purchased Interest then being purchased.

         (c) Effective on the date of each purchase pursuant to this Section and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Agent, for the benefit of each Investor purchasing undivided percentage ownership interests with regard to its Purchased Interest, an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

         (d) To secure all of the Seller's obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Agent, for the benefit of the Investors, a security interest in all of the Seller's right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising:
(i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Collection Account and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing the Collection Account and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Gregory Sale Agreement, and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the "Pool Assets"). Upon the sale of a Defaulted Receivable by the Servicer as permitted by Section 1(e) of


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Exhibit IV, the security interest of the Agent in such Defaulted Receivable shall automatically be released and the Agent shall take such actions as may be reasonably requested by the purchaser of such Defaulted Receivable to evidence such release. The Agent, for the benefit of the Investors, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Agent and the Investors hereunder, all the rights and remedies of a secured party under any applicable UCC.

         Section 1.3. Purchased Interest Computation. The Purchased Interest of each Investor shall be initially computed on the date of its initial purchase hereunder. Thereafter, until the Facility Termination Date, each Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. Each Purchased Interest as computed (or deemed recomputed) as of the day before the Facility Termination Date shall thereafter remain constant. Each Purchased Interest shall become zero on the Final Payout Date.

         Section 1.4. Settlement Procedures. (a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interests.

         (b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received in accordance with Section 1.4(e)) by the Seller or Servicer, transfer such Collections into the Collection Account. With respect to such Collections on such day, the Servicer shall:

                  (i) set aside in the Collection Account for the benefit of each Investor, out of the percentage of such Collections represented by the Purchased Interest of such Investor, first an amount equal to the Discount accrued through such day for each Portion of Capital of such Purchased Interest and not previously set aside, second, an amount equal to the Fees payable to such Investor and accrued through such day and not previously set aside, and third, an amount equal to such Investor's Share of the Servicing Fee accrued through such day and not previously set aside; and

                  (ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, on behalf of such Investor, the remainder of the percentage of such Collections, represented by its Purchased Interest, to the extent representing a return on the Capital; such Collections shall be automatically reinvested in Pool Receivables, and in the Related Security and Collections and other proceeds with respect thereto, and the Purchased Interest of such Investor shall be automatically recomputed pursuant to Section 1.3;

                  (iii) if such day is a Termination Day, (A) set aside and retain in the Collection Account for such Investor, the entire remainder of the percentage of the Collections represented by the Purchased Interest of such Investor; provided that, so long as the Facility Termination Date has not occurred, if any amounts are so set aside and retained in the Collection Account on any Termination Day and thereafter, the conditions set forth in


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

         Section 2 of Exhibit II are satisfied or are waived by the Agent and the Co-Agent, such previously set aside amounts shall, to the extent representing a return on the Capital, be reinvested in accordance with the preceding paragraph (ii) on the day of such subsequent satisfaction or waiver of conditions, and (B) set aside and retain in the Collection Account the Investors' Pro Rata Share of the entire remainder of the Collections in the Collection Account represented by the Seller's Share of the Collections, if any; provided, that so long as the Facility Termination Date has not occurred, if any amounts are so set aside and retained in the Collection Account on any Termination Day and thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or are waived by the Agent and the Co-Agent, such previously set aside amounts shall be distributed to the Seller on the day of such subsequent satisfaction or waiver of conditions; and

                  (iv) during such times as amounts are required to be reinvested in accordance with the foregoing paragraph (ii) or the proviso to paragraph (iii), release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of (x) such amounts, (y) the amounts that are required to be set aside and retained in the Collection Account pursuant to paragraph (i) above and (z) in the event Gregory (or any Affiliate of Warnaco) is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering the Pool Receivables.

         (c) The Servicer shall deposit into an account designated by the Agent for the benefit of the Investors, on each Settlement Date for the Purchased Interest of each Investor or for the payment of Fees payable to each Investor:

                  (i) Collections held on deposit in the Collection Account for the benefit of each Investor pursuant to Section 1.4(b)(i) in respect of accrued Discount and accrued and unpaid Fees;

                  (ii) Collections held on deposit in the Collection Account for the benefit of each Investor pursuant to Section 1.4(f); and

                  (iii) on any Termination Day, the lesser of (x) the sum of (i) the amount of Collections then held on deposit in the Collection Account for the benefit of each Investor pursuant to Section 1.4(b)(iii)(A) plus (ii) such Investor's Percentage of the amount of Collections then on deposit in the Collection Account in respect of the Seller's Share of Collections pursuant to Section 1.4(b)(iii)(B) and
         (y) the aggregate amount of Capital.

The Servicer shall deposit to its own account from Collections held on deposit in the Collection Account pursuant to Section 1.4(b)(i) in respect of the accrued Servicing Fee, an amount equal to such accrued Servicing Fee.

         (d) Upon receipt of funds deposited into the Agent's account pursuant to Section 1.4(c), the Agent shall distribute to each Investor the portion of such funds payable to such Investor and each Investor shall cause such funds to be distributed as follows:


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                  (i) if such distribution occurs on a day that is not a
         Termination Day, first to such Investor in payment in full of all accrued Discount and accrued and unpaid Fees payable to such Investor, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to Section 1.4(b)(i) and has not retained such amounts pursuant to Section 1.4(c), to the Servicer (payable in arrears on each Settlement Date) in payment in full of each Investor's Share of accrued Servicing Fees so set aside, and

                  (ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first to such Investor in payment in full of all accrued Discount and such accrued and unpaid Fees payable to such Investor, second to such Investor in payment in full of its Capital (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%), third, if Gregory or an Affiliate of Warnaco is not the Servicer, to the Servicer in payment in full of all accrued Servicing Fees, fourth, if the Capital of the Purchased Interest of such Investor and accrued Discount with respect to each Portion of Capital thereof have been reduced to zero, and all accrued Servicing Fees payable to the Servicer (if other than Gregory or an Affiliate of Warnaco) have been paid in full, to such Investor, the Agent, the Co-Agent and any other Indemnified Party or Affected Person in payment in full of any other amounts owed thereto by the Seller hereunder and, fifth, unless such amount has been retained by the Servicer pursuant to Section 1.4(c), to the Servicer (if the Servicer is Gregory or an Affiliate of Warnaco) in payment in full of such Investor's Share of all accrued Servicing Fees.

After the Capital, Discount, Fees and Servicing Fees with respect to each Purchased Interest, and any other amounts payable by the Seller and the Servicer to the Investors, the Agent, the Co-Agent or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Purchased Interests shall be paid to the Seller for its own account.

         (e) For the purposes of this Section 1.4:

                  (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by any Originator, the Servicer, the Seller or any Affiliate of the Seller, or any setoff or dispute between any Originator, the Seller or any Affiliate of the Seller and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;

                  (ii) if on any day any of the representations or warranties in
         Section 1(g) or (m) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

                  (iii) except as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such


                                       5



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         Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

                  (iv) if and to the extent the Agent, the Co-Agent or any Investor shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Agent, the Co-Agent or such Investor, as the case may be, but rather to have been retained by the Seller and, accordingly, the Agent, the Co-Agent or such Investor, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

         (f) If at any time the Seller shall wish to cause the reduction of Capital of the Purchased Interests, the Seller may do so as follows:

                  (i) the Seller shall give the Agent, the Co-Agent and the Servicer at least five Business Days' prior written notice thereof (including the amount of such proposed reduction and the proposed date on which such reduction will commence);

                  (ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and

                  (iii) the Servicer shall hold such Collections in the Collection Account for the benefit of the Investors, for payment to the Agent on behalf of each Investor on the next Settlement Date immediately following the current Settlement Period, and the Capital of each Purchased Interest shall be deemed reduced in the amount to be paid to the applicable Investor only when in fact finally so paid;

provided, that:

                  (A) the amount of any such reduction shall be not less than $2,000,000 and shall be an integral multiple of $100,000, and the entire Capital of each Purchased Interest after giving effect to such reduction shall be not less than $2,000,000 and shall be in an integral multiple of $100,000 (unless such Capital shall have been reduced to zero);

                  (B) the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Settlement Period; and

                  (C) The Capital of each Investor shall be reduced pro-rata such that after giving effect to such reduction, the outstanding Capital of the Purchased Interest of such Investor hereunder and the outstanding "Capital" of any Purchased Interest purchased under the


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         Parallel Purchase Commitment by any Bank that is a member of such
         Investor's Group is equal to such Investor's Percentage of the Total Outstanding Capital.

         Section 1.5. Fees. The Seller shall pay to the Agent for the account of Liberty Street and CAFCO certain fees in the amounts and on the dates set forth in a letter, dated the date hereof, among the Seller, the Agent and the Co-Agent (as such letter agreement may be amended, supplemented or otherwise modified from time to time, the "Fee Letter").

         Section 1.6. Payments and Computations, Etc. (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than 12:00 noon (New York City time) on the day when due in same day funds to the account designated by the Agent. All amounts received after 12:00 noon (New York City time) will be deemed to have been received on the next Business Day.

         (b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer for the account of the Agent, any Investor or any other Affected Person, as the case may be, within three Business Days of the date such payment or deposit is due, at an interest rate equal to 2.0% per annum above the Base Rate, payable on demand.

         (c) All computations of interest under Section 1.6(b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

         Section 1.7. Increased Costs. (a) If any Affected Person determines that the existence of or compliance with: (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables related to this Agreement or any related liquidity facility, credit enhancement facility and other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Agent), the Seller shall pay to the Agent within 30 days of such demand, for the account of such Affected Person, additional amounts sufficient to compensate such Affected Person. A certificate submitted to the Seller and the Agent by such Affected Person, certifying, in reasonably specific detail, the basis for and calculation of such amounts, shall be conclusive and binding for all purposes, absent manifest error.


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         (b) If, due to either: (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest in respect of which Discount is computed by reference to the Eurodollar Rate, then, upon demand by such Affected Person, the Seller shall pay to such Affected Person within 30 days of such demand, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate submitted to the Seller and the Agent by such Affected Person, certifying, in reasonably specific detail, the basis for and calculation of such amounts, shall be conclusive and binding for all purposes, absent manifest error.

         Section 1.8. Requirements of Law. If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

                  (i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in any Purchased Interest or in the amount of Capital relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof),

                  (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person, or

                  (iii) does or shall impose on such Affected Person any other condition,

and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to any Purchased Interest (or interests therein) or any Portion of Capital, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall pay to such Affected Person within 30 days of such demand additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller, certifying, in reasonably specific detail, the basis for and calculation of the amount of such additional costs or reduced amount receivable, shall be conclusive and binding for all purposes, absent manifest error.


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

                                   ARTICLE II.
                   REPRESENTATIONS AND WARRANTIES; COVENANTS;
                               TERMINATION EVENTS


         Section 2.1. Representations and Warranties; Covenants. Each of the Seller and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.

         Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Agent may, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Investors and the Agent shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.


                                  ARTICLE III.
                                 INDEMNIFICATION


         Section 3.1. Indemnities by the Seller. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as "Indemnified Amounts") arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or, in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, (b) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Receivables, or (c) any overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

                  (i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the failure of any information contained in a Monthly Report to be true and correct, or the failure of any other information provided to any Investor, the Agent or the Co-Agent with respect to Receivables or this Agreement to be true and correct,

                  (ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,

                  (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,

                  (iv) the failure to vest in the Agent, for the benefit of each Investor, a valid and enforceable: (A) perfected undivided percentage ownership interest, to the extent of the Purchased Interest of such Investor, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,

                  (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time,

                  (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by the Seller or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Seller or any of its Affiliates),

                  (vii) any failure of the Seller (or any of its Affiliates acting as the Servicer) to perform its duties or obligations in accordance with the provisions hereof or under the Contracts,

                  (viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,

                  (ix) the commingling of Collections at any time with other funds,

                  (x) the use of proceeds by the Seller of purchases or reinvestments, or

                  (xi) any reduction in Capital as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

         Section 3.2. Indemnities by the Servicer. Without limiting any other rights that the Agent, the Investors or any other Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in a Monthly Report to be true and correct, or the failure of any other information provided to any Investor, the Agent or the Co-Agent by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct in all respects as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or (d) any failure of the Servicer to perform its covenants, duties or obligations in accordance with the provisions hereof.


                                   ARTICLE IV.
                         ADMINISTRATION AND COLLECTIONS


         Section 4.1. Appointment of the Servicer. (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Agent gives notice to Gregory (in accordance with this Section) of the designation of a new Servicer, Gregory is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Agent and the Co-Agent may designate as Servicer any Person (including itself) to succeed Gregory or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

         (b) Upon the designation of a successor Servicer as set forth in
Section 4.1(a), Gregory agrees that it will terminate its activities as Servicer hereunder in a manner that the Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and Gregory shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.

         (c) Gregory acknowledges that, in making their decision to execute and deliver this Agreement, the Agent, the Co-Agent and the Investors have relied on Gregory's agreement to act as Servicer hereunder. Accordingly, Gregory agrees that it will not voluntarily resign as Servicer.

         (d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a "Sub-Servicer"); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Agent, the Co-Agent and the Investors shall have the right to look solely to the Servicer for performance and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Agent and the Co-Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than Warnaco or an Affiliate of Warnaco, the Agent and the Co-Agent shall have consented in writing in advance to such delegation.

         Section 4.2. Duties of the Servicer. (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside, for the accounts of the Seller and the Investors, the amount of the Collections to which each is entitled in accordance with Article
I. The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable, so long as no Termination Event or Unmatured Termination Event has occurred or would result from such extension, and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that: (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Defaulted Receivable or limit the rights of the Investors or the Agent under this Agreement and (ii) if a Termination Event has occurred and Gregory or an Affiliate of Warnaco is serving as the Servicer, Gregory or such Affiliate may make such extension or adjustment only upon the prior approval of the Agent and the Co-Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Agent (for the benefit of the Investors), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, for so long as a Termination Event has occurred and is continuing, the Agent may direct the Servicer (whether the Servicer is Gregory or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security.

         (b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if Gregory or an Affiliate of Warnaco is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than Gregory or an Affiliate of Warnaco, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

         (c) The Servicer's obligations hereunder shall terminate on the later of: (i) the Facility Termination Date and (ii) the date on which all amounts required to be paid to the Investors, the Agent, the Co-Agent and any other Indemnified Party or Affected Person hereunder shall have been paid in full.

         After such termination, if Gregory or an Affiliate of Warnaco was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

         Section 4.3. Establishment and Use of Certain Accounts. (a) The Seller (or the Servicer on its behalf) agrees to establish the Collection Account on or before the date of the first purchase hereunder. The Collection Account shall be used to accept the transfer of Collections of Pool Receivables pursuant to
Section 1.4(b) and for such other purposes described in the Transaction
Documents.

         (b) Upon the occurrence of a Termination Event or a Downgrade Event, the Agent may at any time thereafter give notice to the Collection Account Bank that the Agent is exercising its rights under the Collection Account Agreement to do any or all of the following: (i) to have the exclusive ownership and control of the Collection Account transferred to the Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the Collection Account redirected pursuant to the Agent's instructions rather than deposited in the Collection Account, and (iii) to take any or all other actions permitted under the Collection Account Agreement. The Seller hereby agrees that if the Agent at any time takes any action set forth in the preceding sentence, the Agent shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Agent (or its designee).

         Section 4.4. Enforcement Rights. (a) At any time following the occurrence of a Termination Event:

                  (i) the Agent may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Agent or its designee,

                  (ii) the Agent may give notice of the Investors' interests in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Agent or its designee, and

                  (iii) the Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Agent or its designee at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

         (b) The Seller hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Agent, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

         Section 4.5. Responsibilities of the Seller. Anything herein to the contrary notwithstanding, the Seller shall pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Agent, the Co-Agent or any Investor shall have any obligation or liability with respect to any Pool Asset, nor shall either of them be obligated to perform any of the obligations of the Seller or Gregory thereunder.

         Section 4.6. Servicing Fee. (a) Subject to Section 4.6(b), the Servicer shall be paid a fee equal to .75% per annum (the "Servicing Fee Rate") of the daily average aggregate Outstanding Balance of the Pool Receivables. Each Investor's Share of such fee shall be paid solely from the distributions contemplated by Section 1.4(d), and the Seller's Share of such fee shall be paid by the Seller.

         (b) If the Servicer ceases to be Gregory or an Affiliate of Warnaco, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount reasonably specified by the successor Servicer not to exceed 100% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.


                                   ARTICLE V.
                                  MISCELLANEOUS


         Section 5.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Agent and the Co-Agent, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such material amendment shall be effective until both Moody's and Standard & Poor's have notified the Agent in writing that such action will not result in a reduction or withdrawal of the rating of any Notes issued by Liberty Street. No failure on the part of any Investor, the Agent or the Co-Agent to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The Agent shall provide each Rating Agency with a copy of each amendment to or waiver or consent under this Agreement promptly following the effective date thereof.

         Section 5.2. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be sent or delivered to each party hereto at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

         Section 5.3. Assignability. (a) This Agreement and each Investor's rights and obligations herein (including ownership of its Purchased Interest or an interest therein) shall be assignable, in whole or in part, by such Investor and its successors and assigns with the prior written consent of the Seller; provided, however, that such consent shall not be unreasonably withheld; and provided, further, that no such consent shall be required if the assignment is made to BNS, CNAI, any Affiliate thereof, any Program Support Provider or any Person that is: (i) in the business of issuing Notes and (ii) associated with or administered by BNS, CNAI or any Affiliate thereof.

         (b) Each Investor may, without the consent of the Seller, at any time grant one or more Program Support Providers, participating interests in the Purchased Interest of such Investor. In the event of any such grant by such Investor of a participating interest to a Program Support Provider, such Investor shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Program Support Provider shall be entitled to the benefits of Sections 1.7 and 1.8.

         (c) Each Investor agrees that it will not permit any Program Support Provider to assign, in whole or in part, its commitment under any Liquidity Agreement to any Person (other than an Affiliate of such Program Support Provider) unless such Person has been approved by the Seller; provided that such approval by the Seller may not be unreasonably withheld.

         (d) Except as provided in Section 4.1(d), neither the Seller nor the Servicer may assign its rights or delegate its obligations hereunder or any interest herein without the prior written consent of the Agent or the Co-Agent.

         (e) Without limiting any other rights that may be available under applicable law, the rights of each Investor may be enforced through it or by its agents.

         Section 5.4. Costs, Expenses and Taxes. (a) In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic internal audits by the Agent, the Co-Agent or their respective designees of Pool Receivables) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof, other than any costs and expenses in connection with the confirmation by Moody's or Standard & Poor's of the rating of any Notes), including: (i) Attorney Costs for the Agent, the Co-Agent, the Investors and their respective Affiliates and agents with respect thereto and with respect to advising the Agent, the Co-Agent, the Investors and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs), if any, of the Agent, the Co-Agent, the Investors and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

         (b) In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

         Section 5.5. No Proceedings; Limitation on Payments. Each of the Seller, Gregory, the Servicer, the Agent, the Co-Agent, each assignee of the Purchased Interest or any interest therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Investor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Investor is paid in full. The provision of this Section 5.5 shall survive any termination of this Agreement.

         Section 5.6. GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY

WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

         Section 5.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

         Section 5.8. Survival of Termination. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The provisions of Sections 1.7, 1.8, 3.1, 3.2, 5.4, 5.5, 5.6, 5.9 and 5.12
shall survive any termination of this Agreement.

         Section 5.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

         Section 5.10. Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         Section 5.11. Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

         Section 5.12. Investor's Liabilities. The obligations of each Investor under the Transaction Documents are solely the corporate obligations of such Investor. No recourse shall be had for any obligation or claim arising out of or based upon any Transaction Document against any stockholder, employee, officer, director or incorporator of any Investor; provided, however, that this Section shall not relieve any such Person of any liability it might otherwise have for its own gross negligence or willful misconduct.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                    WARNACO OPERATIONS CORPORATION


                                    By:  /s/ William S. Finkelstein
                                       -----------------------------------------
                                       Name:  William S. Finkelstein
                                       Title: President

                                       Address:   325 Lafayette Street
                                                  Bridgeport, Connecticut 06601
                                       Attention: President
                                       Telephone No.: (203) 579-8550
                                       Facsimile No.: (203) 334-6621


                                    GREGORY STREET, INC.


                                    By:  /s/ Carl J. Deddens
                                       -----------------------------------------
                                       Name:  Carl J. Deddens
                                       Title: Assistant Treasurer

                                       Address:   325 Lafayette Street
                                                  Bridgeport, Connecticut 06601
                                       Attention: Carl J. Deddens
                                                  Assistant Treasurer
                                       Telephone No.: (203) 579-8040
                                       Facsimile No.: (203) 334-6621

                                    LIBERTY STREET FUNDING CORP.

                                    By: /s/ Andrew L. Stidd
                                       -----------------------------------------
                                       Name:  Andrew L. Stidd
                                       Title: President

                                       Address:   c/o Global Securitization
                                                      Services, LLC
                                                  25 West 43rd Street, Suite 704
                                                  New York, New York 10036
                                       Attention: Andrew L. Stidd
                                       Telephone No.: (212) 302-8330
                                       Facsimile No.: (212) 302-8767


                                    With a copy to:

                                    THE BANK OF NOVA SCOTIA
                                    One Liberty Plaza
                                    New York, New York 10006
                                    Attention: Richard A. Josephs
                                    Telephone No.: (212) 225-5118
                                    Facsimile No.: (212) 225-5090



                                    THE BANK OF NOVA SCOTIA,
                                      as Agent

                                    By: /s/ Terry K. Fryett
                                       -----------------------------------------
                                       Name:  Terry K. Fryett
                                       Title: Unit Head

                                       Address:    One Liberty Plaza
                                                   New York, New York 10006
                                       Attention:  Richard A. Josephs
                                       Telephone No.: (212) 225-5118
                                       Facsimile No.: (212) 225-5090

                                    CORPORATE ASSET FUNDING COMPANY, INC.

                                    By: Citicorp North America, Inc.,
                                          as Attorney-in-Fact


                                    By: /s/ Radford C. West
                                       -----------------------------------------
                                       Name:  Radford C. West
                                       Title: Vice President

                                       Address: 399 Park Avenue
                                                New York, NY 10043

                                       Attention: Radford C. West
                                       Telephone No.:(212)559-3811
                                       Facsimile No.:(212)758-7258


                                    CITICORP NORTH AMERICA, INC.,
                                      as Co-Agent


                                    By: /s/ Radford C. West
                                       -----------------------------------------
                                       Name:    Radford C. West
                                       Title:   Vice President

                                       Address: 399 Park Avenue
                                                New York, NY 10043

                                       Attention: Radford C. West
                                       Telephone No.: (212)559-3811
                                       Facsimile No.: (212)758-7258

                                    EXHIBIT I
                                   DEFINITIONS


         As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.

         "Adjusted Net Receivables Pool Balance" means at any time the sum of
(a) the Net Receivables Pool Balance and (b) the Permitted Dilution Amount.

         "Adverse Claim" means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of any Investor or the Agent (for the benefit of any Investor) shall not constitute an Adverse Claim.

         "Affected Person" means the Agent, the Co-Agent, any Investor, any Program Support Provider or any of their respective Affiliates.

         "Affiliate" means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, with respect to any Investor, Affiliate shall mean the holder(s) of its capital stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

         "Affiliated Obligor" means, (a) in relation to an Obligor that is a Governmental Authority, any other Obligor that is a Governmental Authority, and
(b) in relation to an Obligor that is not a Governmental Authority, each Obligor that is an Affiliate of such Obligor.

         "Agent" has the meaning set forth in the preamble to the Agreement.

         "Agreement" has the meaning set forth in the preamble to the Agreement.

         "Applicable Margin" has the meaning set forth in the Fee Letter.

         "Assignee Rate" for any Settlement Period for any Portion of Capital of any Purchased Interest means an interest rate per annum equal to, at the Seller's option: (a) the Applicable Margin per annum above the Eurodollar Rate for such Settlement Period, or (b) the Base Rate for such Settlement Period; provided, however, that in the case of:

                  (i) any Settlement Period on or before the first day of which the Agent shall have been notified by any Investor or any Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Investor or Program Support Provider, as applicable, to fund any Portion of Capital based on the Eurodollar Rate (and such Investor or Program Support Provider shall not have subsequently notified the Agent that such circumstances no longer exist),

                  (ii) any Settlement Period of one to (and including) 29 days,

                  (iii) any Settlement Period as to which: (A) the Agent and the Co-Agent do not receive notice before noon (New York City time) on: the third Business Day preceding the first day of such Settlement Period that the Seller desires that the related Portion of Capital be funded at the Assignee Rate and based on the Eurodollar Rate, or (B) the Agent or the Co-Agent, as applicable, shall have notified the Seller that funding the related Portion of Capital at the CP Rate is economically inadvisable to the Investor for which it is the agent or the Seller or any similarly situated Person, or such Investor is not permitted to issue Notes to fund its Purchased Interest hereunder, or

                  (iv) any Settlement Period relating to a Portion of Capital that is less than $2,000,000,

the "Assignee Rate" for each such Settlement Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Settlement Period. The "Assignee Rate" for any day while a Termination Event exists shall be an interest rate equal to 1% per annum above the Base Rate in effect on such day.

         "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

         "Bank" has the meaning set forth in the Parallel Purchase Commitment.

         "Bankruptcy Code" means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. 'SS' 101, et seq.), as amended from time to time.

         "Base Rate" means, for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

                  (a) the weighted average of (a) the rate of interest in effect for such day as publicly announced from time to time by BNS in New York, New York as its "base rate" and (b) the rate of interest for such day as publicly announced from time to time by CNAI in New York, New York as its "base rate". Such "base rates" are set by BNS and CNAI, respectively, based upon various factors, including their respective costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rates, and

                  (b) 0.50% per annum above the latest Federal Funds Rate.

         "Benefit Plan" means any employee benefit pension plan as defined in
Section 3(2) of ERISA in respect of which the Seller, any Originator, Gregory or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

         "BNS" has the meaning set forth in the preamble to the Agreement

         "Business Day" means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York and (b) if this definition of "Business Day" is utilized in connection with the Eurodollar Rate, dealings are carried out in the London interbank market.

         "Calvin Klein" means Calvin Klein Jeanswear Company, a Delaware corporation.

         "Calvin Klein Sale Agreement" means the Master Agreement of Sale, dated as of September 30, 1998 between Calvin Klein and Gregory, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

         "Capital" means with respect to any Purchased Interest the aggregate amounts paid to the Seller in respect of such Purchased Interest by the applicable Investor pursuant to Section 1.2 of the Agreement reduced from time to time by Collections distributed and applied on account of such Capital pursuant to Section 1.4(d) of the Agreement; provided, that if such Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be automatically increased by the amount of such rescinded or returned distribution as though it had not been made.

         "Change in Control" means that Warnaco ceases to own, directly or indirectly, 100% of the capital stock of the Seller free and clear of all Adverse Claims.

         "Closing Date" means September 30, 1998.

         "CNAI" has the meaning set forth in the preamble to the Agreement.

         "Co-Agent" has the meaning set forth in the preamble to the Agreement.

         "Collection Account" means that certain bank account numbered 4071-9191 maintained at Citibank, N.A. in New York, New York which is identified as the "Warnaco Operations Corporation and The Bank of Nova Scotia: Collection Account".

         "Collection Account Agreement" means a letter agreement among the Seller, the Agent and Citibank, N.A., as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Agreement.

         "Collection Account Bank" means Citibank, N.A.

         "Collections" means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Collections deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.

         "Concentration Percentage" with respect to any Obligor and its Affiliated Obligors means the greater of (a) 4% and (b) the Special Concentration Percentage, if any, for such Obligor.

         "Contract" means, with respect to any Receivable, any and all contracts, purchase orders, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

         "Contributed Value" has the meaning set forth in Section 3.4 of the Gregory Sale Agreement.

         "CP Rate" for any Settlement Period for any Portion of Capital of any Purchased Interest means, to the extent the Investor that owns such Purchased Interest funds such Portion of Capital by issuing Notes, a rate per annum equal to the sum of (i) the rate (or if more than one rate, the weighted average of the rates) of the Notes of such Investor which are allocated in whole or in part, by the Co-Agent, in the case of CAFCO, or the Agent, in the case of Liberty Street, on behalf of such Investor, during such Settlement Period to fund such Portion of Capital; provided, that if the rate (or rates) is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum, plus (ii) the commissions and charges charged by such placement agent or commercial paper dealer with respect to such Notes, expressed as a percentage of such face amount and converted to an interest-bearing equivalent rate per annum.

         "Credit and Collection Policy" means, as the context may require, those receivables credit and collection policies and practices of Warnaco in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.

         "Cut-off Date" has the meaning set forth in the Gregory Sale Agreement.

         "Days' Sales Outstanding" means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the average of the Outstanding Balance of all Eligible Receivables as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month divided by (b) Domestic Sales during the three Fiscal Months ended on or before the last day of such Fiscal Month multiplied by (c) 90.

         "Debt" means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

         "Default Ratio" means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%) computed as of the last day of each Fiscal Month by dividing (i) the aggregate Outstanding Balance of all Domestic Pool Receivables that became Defaulted Receivables during such month and (ii) Domestic Sales during the Fiscal Month that is four Fiscal Months before such Fiscal Month.

         "Defaulted Receivable" means a Receivable:

                  (a) as to which any payment, or part thereof, remains unpaid for 91 days or more from the original due date for such payment, or

                  (b) without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, or (ii) which, has been, or, consistent with the Credit and Collection Policy would be, written off the Seller's books as uncollectible.

         "Delinquency Ratio" means the ratio (expressed as a percentage and rounded upwards to the nearest 1/100th of 1%) computed as of the last day of each Fiscal Month of (a) the Outstanding Balance of all Domestic Pool Receivables (other than Defaulted Receivables) as to which any payment, or part thereof, remains unpaid for more than 60 days from the original due date for such payment, to (b) the Adjusted Net Receivables Pool Balance.

         "Dilution Ratio" means the ratio (expressed as a percentage and rounded upwards to the nearest 1/100th of 1%) computed as of the last day of each Fiscal Month of (a) the Monthly Net Charge Back Amount for such Fiscal Month, to (b) Domestic Sales during the preceding Fiscal Month.

         "Dilution Reserve" for any Purchased Interest means, (a) on any day prior to the occurrence of a Downgrade Event, an amount equal to: (i) the Capital thereof on such date, multiplied by (ii) (x) 5%, divided by (y) 1 minus 5% and (b) on any day after the occurrence of a Downgrade Event, the dilution reserve that would be required by Standard & Poor's consistent with its current methodology then in effect for trade receivables securitization transactions rated or deemed rated at least "A".

         "Discount" means:

                  (a) for any Portion of Capital of any Purchased Interest for any Settlement Period to the extent the related Investor will be funding such Portion of Capital during such Settlement Period through the issuance of Notes:

                                CPR x C x ED/360

                  (b) for the Portion of Capital for any Settlement Period to the extent the related Investor will not be funding such Portion of Capital during such Settlement Period through the issuance of Notes:

                              AR x C x ED/Year + TF

         where:

                AR   =   the Assignee Rate for the Portion of Capital for such
                         Settlement Period,

                C    =   the weighted average of such Portion of Capital during
                         such Settlement Period,

                CPR  =   the CP Rate for the Portion of Capital,

                ED   =   the actual number of days during such Settlement
                         Period,

                Year =   if such Portion of Capital is funded based upon:
                         (i) the Eurodollar Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

                TF   =   the Termination Fee, if any, for the Portion of Capital
                         for such Settlement Period;

provided, however, that during the occurrence and continuance of a Termination Event, the CP Rate shall not be available and Discount for each Portion of Capital shall be determined for each day in a Settlement Period using a rate equal to the Base Rate in effect on such day plus 1%; provided, further, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for the Portion of Capital shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

         "Discount Reserve" for any Purchased Interest means the sum of (i) the Termination Discount at such time for such Purchased Interest, and (ii) the then accrued and unpaid Discount for such Purchased Interest.

         "Dollars" means dollars in lawful money of the United States of America.

         "Domestic Pool Receivable" means a Pool Receivable, the Obligor of which is organized under the laws of the United States or any state thereof and has its principal place of business located in the United States.

         "Domestic Sales" for any period, means the aggregate amount of new Domestic Pool Receivables generated by the Originators during such period.

         "Downgrade Event" means that Warnaco's long-term public senior debt rating shall fall below "BBB-" by Standard & Poor's or "Baa3" by Moody's or shall be withdrawn by any such rating agency as a result of the financial condition of Warnaco.

         "Eligible Receivable" means, at any time, a Pool Receivable:

                  (a) the Obligor of which (i) either (A) is organized under the laws of the United States or any state thereof and has its principal place of business located in the United States or (B) has been approved by the Agent (after notice to Moody's and Standard & Poor's), and (ii) is not an Affiliate of Seller or Warnaco,

                  (b) that does not have a stated maturity which is more than 30 days after the original invoice date of such Receivable,

                  (c) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of any Originator's business,

                  (d) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,

                  (e) that conforms in all material respects with all applicable laws, rulings and regulations in effect,

                  (f) that is not the subject of any dispute, offset, hold back defense, Adverse Claim or other claim other than such adjustments in the ordinary course of the applicable Originator's business as such Originator's business is conducted on the Closing Date,

                  (g) that satisfies all applicable requirements of the applicable Credit and Collection Policy,

                  (h) that has not been modified, waived or restructured since its creation,

                  (i) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),

                  (j) for which the Agent, for the benefit of the Investors, shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of each Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,

                  (k) that constitutes an account as defined in the UCC, and that is not evidenced by instruments or chattel paper,

                  (l)     that is not a Defaulted Receivable,

                  (m) that represents all or part of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act of 1940,

                  (n) for which Defaulted Receivables of the related Obligor do not exceed 25% of the Outstanding Balance of all such Obligor's Receivables,

                  (o) which is denominated and payable only in Dollars in the United States, and

                  (p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator of such Receivable.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

         "ERISA Affiliate" means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller or Warnaco, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller or Warnaco, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, Warnaco, any corporation described in clause (a) or any trade or business described in clause (b).

         "Eurodollar Rate" means, for any Settlement Period, an interest rate per annum (rounded upward to the nearest 1/16th of 1%) determined pursuant to the following formula:

                                      LIBOR
                         ---------------------------------
                    100% - Eurodollar Rate Reserve Percentage

where "Eurodollar Rate Reserve Percentage" means, for any Settlement Period, the maximum reserve percentage (expressed as a decimal, rounded upward to the nearest 1/100th of 1%) in effect on the date LIBOR for such Settlement Period is determined under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to "Eurocurrency" funding (currently referred to as "Eurocurrency liabilities") having a term comparable to such Settlement Period.

         "Event of Bankruptcy" means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person composition, marshaling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the U.S. Bankruptcy Code.

         "Excess Concentration" means the sum of the amounts by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

         "Facility Termination Date" means the earliest to occur of: (a) September 30, 2003, (b) the date determined pursuant to Section 2.2 of the Agreement following the occurrence of a Termination Event, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) of the Agreement and
(d) the date that the commitments of the Program Support Providers terminate under the Liquidity Agreement.

         "Federal Funds Rate" means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

         "Fee Letter" has the meaning set forth in Section 1.5 of the Agreement.

         "Fees" means the fees payable by the Seller to the Investors pursuant to the Fee Letter.

         "Final Payout Date" means the date following the Facility Termination Date on which the Capital of all Purchased Interests and Discount thereon shall have been paid in full and all the amounts owed by the Seller and the Servicer under the Transaction Documents shall have been paid in full.

         "Fiscal Month" means, with respect to any date, the monthly period designated with respect to such date on Schedule IV hereto, as such Schedule may be modified or replaced from time to time.

         "GAAP" means the generally accepted United States accounting principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors from time to time.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Gregory" has the meaning set forth in the preamble to the Agreement.

         "Gregory Sale Agreement" means the Purchase and Sale Agreement, dated as of September 30, 1998, between the Seller and Gregory, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

         "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of Seller or Warnaco, any qualification or exception to such opinion or certification:

                  (i)  which is of a "going concern" or similar nature; or

                  (ii) which relates to the limited scope of examination of matters relevant to such financial statement (other than any standard qualification of such nature).

         "Indemnified Amounts" has the meaning set forth in Section 3.1 of the Agreement.

         "Indemnified Party" means the Agent, the Co-Agent, the Investors, any Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns.

         "Independent Director" has the meaning set forth in paragraph 3(c) of
Exhibit IV to the Agreement.

         "Insolvency Proceeding" means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

         "Investors" means Liberty Street and CAFCO and includes all other owners by assignment or otherwise of a Purchased Interest.

         "Investors Group" means (a) with respect to Liberty Street, Liberty Street and BNS, and (b) with respect to CAFCO, CAFCO and CNAI.

         "Investors' Pro Rata Share" means a fraction, expressed as a Percentage, the numerator of which is the aggregate outstanding Capital of the Purchased Interests purchased by the Investors hereunder and the denominator of which is the Total Outstanding Capital.

         "Investor's Share" with respect to any Investor of any amount means such amount multiplied by the Purchased Interest of such Investor at the time of determination.

         "LIBOR" means, for any Settlement Period, the rate of interest per annum equal to the rate per annum at which dollar deposits in the approximate amount of the Portion of Capital to be funded at the Eurodollar Rate during such Settlement Period would be offered by major banks in the London interbank market to The Bank of Nova Scotia at its request at or about 11:00 a.m. (London time) on the second Business Day before the commencement of such Settlement Period.

         "Liquidity Agent" means BNS in its capacity as the Liquidity Agent pursuant to the Liquidity Agreement.

         "Liquidity Agreement" means (a) the Liquidity Asset Purchase Agreement, dated as of September 30, 1998 between the purchasers from time to time party thereto, Liberty Street and BNS, as administrator and Liquidity Agent and (b) the Asset Purchase Agreement between the purchasers from time to time party thereto, CAFCO and CNAI, as agent, in each case, as the same may be further amended, supplemented or otherwise modified from time to time.

         "Loss Horizon Ratio" as of any date means the ratio (expressed as a percentage) of (i) Domestic Sales during the four most recent Fiscal Months divided by (ii) the Adjusted Net Receivables Pool Balance.

         "Loss-to-Liquidation Ratio" means the ratio (expressed as a percentage and rounded upward to the nearest 1/100th of 1%) computed as of the last day of each Fiscal Month by dividing (a) the sum of (i) the aggregate Outstanding Balance of all Domestic Pool Receivables written off by the Seller or Servicer, or which should have been written off by the Seller or Servicer in accordance with the Credit and Collection Policy, during such Fiscal Month plus (ii) 50% of the aggregate Outstanding Balance of all Domestic Pool Receivables as to which any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment by (b) the aggregate amount of Collections of Domestic Pool Receivables (other than deemed Collections) received during such period.

         "Loss Reserve" for any Purchased Interest means, on any date, an amount equal to (a) the Capital thereof at the close of business of the Servicer on such date multiplied by (b)(i) the Loss Reserve Percentage on such date divided by (ii) one minus the Loss Reserve Percentage on such date.

         "Loss Reserve Percentage" means, on any date, the greater of: (a) 15% and (b) the product of (i) 2 times (ii) the greatest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months times (iii) the Loss Horizon Ratio.

         "Material Adverse Effect" means, relative to any Person with respect to any event or circumstance, a material adverse effect on:

                  (a) the assets, operations, business or financial condition of such Person,

                  (b) the ability of any such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,

                  (c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables, or

                  (d) the status, perfection, enforceability or priority of the Agent or any Investor's or the Seller's interest in the Pool Assets.

         "Monthly Net Charge Back Amount" means the amount shown as the "U.S. Domestic Net Charge Back Amount" on the most recent Monthly Report less advertising, allowances and returns.

         "Monthly Report" means a report, in substantially the form of Annex A to the Agreement, furnished to the Agent and the Co-Agent pursuant to the Agreement.

         "Monthly Report Date" means the seventeenth day of each calendar month (or if such day is not a Business Day, then the next following Business Day).

         "Moody's" means Moody's Investors Service, Inc., and its successors.

         "Net Receivables Pool Balance" means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.

         "Notes" means with respect to any Investor, the short-term promissory notes issued, or to be issued, by such Investor to fund its investments in accounts receivable or other financial assets.

         "Obligor" means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

         "Originator" means any of Warnaco or Calvin Klein or their respective successors and permitted assigns.

         "Outstanding Balance" of any Receivable at any time means the then outstanding principal balance thereof.

         "Parallel Purchase Commitment" means the Parallel Purchase Commitment, dated as of the date hereof, among the Seller, BNS, CNAI and (if applicable) certain other banks, and BNS, as Agent, as the same may, from time to time, be amended, modified or supplemented.

         "Payment Date" has the meaning set forth in Section 1.4 of the Gregory Sale Agreement.

         "Permitted Dilution Amount" means at any time 50% of the Monthly Net Charge Back Amount.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

         "Pool Assets" has the meaning set forth in Section 1.2(d) of the Agreement.

         "Pool Receivable" means a Receivable in the Receivables Pool.

         "Portion of Capital" means, at any time, each portion of Capital of the Purchased Interest accruing Discount by reference to the same Rate Type at such time. In addition, at any time when the Capital of the Purchased Interest is not divided into two or more such portions, "Portion of Capital" means 100% of the Capital.

         "Program Support Agreement" means and includes the Liquidity Agreement and any other liquidity asset purchase agreement, asset purchase agreement or any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Investor, (b) the issuance of one or more surety bonds for which any Investor is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by any Investor to any Program Support Provider of the Purchased Interest (or portions thereof) and/or (d) the making of loans and/or other extensions of credit to any Investor in connection with such Investor's receivables-securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

         "Program Support Provider" means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, any Investor pursuant to any Program Support Agreement for the purpose of providing liquidity or credit enhancement for the Notes issued by such Investor.

         "Purchase and Sale Indemnified Amounts" has the meaning set forth in
Section 8.1 of the Gregory Sale Agreement.

         "Purchase and Sale Indemnified Party" has the meaning set forth in
Section 8.1 of the Gregory Sale Agreement.

         "Purchase and Sale Termination Date" has the meaning set forth in
Section 1.4 of the Gregory Sale Agreement.

         "Purchase and Sale Termination Event" has the meaning set forth in
Section 7.1 of the Gregory Sale Agreement.

         "Purchase Facility" has the meaning set forth in Section 1.1 of the Gregory Sale Agreement.

         "Purchase Limit" means, for all Investors, $200,000,000 (and, for each Liberty Street and CAFCO, $100,000,000), as such amount may be (a) reduced pursuant to Section 1.1(b) or (b) increased upon the request of the Seller and with the consent of the Investors; it being understood that the Investors shall be under no obligation to consent to an increase in the Purchase Limit at any time and that such consent may be withheld by the Investors in their sole and absolute discretion without regard to whether such consent has been unreasonably withheld. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit (as then reduced pursuant to Section 1.1(b) or pursuant to the next sentence or as then increased pursuant to the preceding sentence), minus the sum of the then outstanding Capital of Purchased Interests under the Agreement and the then outstanding "Capital" of the "Purchased Interests" under the Parallel Purchase Commitment. Furthermore, on each day on which the Seller reduces the unused portion of (or terminates) the "Total Commitment" under the Parallel Purchase Commitment, the aggregate Purchase Limit for all Investors automatically shall reduce in an equal the amount of such reduction (or so terminate) and the Purchase Limit of Liberty Street and CAFCO shall be reduced pro rata, and if the Parallel Purchase Commitment shall be so terminated, the Purchase Limit of Liberty Street and CAFCO shall be reduced to zero.

         "Purchase Price" has the meaning set forth in Section 2.1 of the Gregory Sale Agreement.

         "Purchase Report" has the meaning set forth in Section 2.1 of the Gregory Sale Agreement.

         "Purchased Interest" means, at any time, an undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

                            Capital + Total Reserves
                        ---------------------------------
                      Adjusted Net Receivables Pool Balance

Each Purchased Interest shall be determined from time to time pursuant to
Section 1.3 of the Agreement.

         "Rate Type" means the Eurodollar Rate, the Base Rate or the CP Rate.

         "Rate Variance Factor" means the number, computed from time to time in good faith by the Agent and the Co-Agent, that reflects the largest potential variance (from minimum to maximum) in selected interest rates over a period of time selected by the Agent and the Co-Agent from time to time, as set forth in a written notice by the Agent to the Seller and the Servicer; provided that the Rate Variance Factor shall at no time exceed 1%.

         "Receivable" means any indebtedness and other obligations owed to the Seller as assignee of the Originators or any Originator by, or any right of the Seller or any Originator to payment from or on behalf of, an Obligor), whether constituting an account, chattel paper, instrument or general intangible arising in connection with the sale of goods or the rendering of services by the Originator, and includes the obligation to pay any finance charges, fees and other charges with respect thereto.

         "Receivables Pool" means, at any time, all of the then outstanding Receivables purchased or purported to be purchased by the Seller or contributed to the Seller pursuant to the Gregory Sale Agreement prior to the Facility Termination Date.

         "Related Rights" has the meaning set forth in Section 1.1 of the Gregory Sale Agreement.

         "Related Security" means, with respect to any Receivable:

                  (a) all of the Seller's, Gregory's and each Originator's interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,

                  (b) all instruments and chattel paper that may evidence such Receivable,

                  (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

                  (d) all of the Seller's, Gregory's and each Originator's rights, interests and claims under the Contracts and all guaranties, indemnities and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.

         "Seller" has the meaning set forth in the preamble to the Agreement.

         "Seller's Share" of any amount means the greater of: (a) $0 and (b) the product of (i) such amount multiplied by (ii) a percentage equal to (A) 100% minus (B) the sum (expressed as a percentage) of the aggregate Purchased Interests of all Investors hereunder and the aggregate "Purchased Interests" of all Banks under the Parallel Purchase Commitment.

         "Servicer" has the meaning set forth in the preamble to the Agreement.

         "Servicing Fee" shall mean the fee referred to in Section 4.6 of the Agreement.

         "Servicing Fee Rate" shall mean the rate referred to in Section 4.6(a) of the Agreement.

         "Servicing Fee Reserve" with respect to any Purchased Interest at any time means the sum of (a) the then accrued and unpaid Servicing Fee relating to such Purchased Interest plus (b) the product of (i) Capital of such Purchased Interest at such time, times (ii) the product of (x) the Servicing Fee Rate divided by one minus the Servicing Fee Rate multiplied by (y) a fraction, the numerator of which is 1.5 times the Days' Sales Outstanding (calculated on the last day of the most recent preceding Fiscal Month) and the denominator of which is 360.

         "Settlement Date" means (a) prior to the Facility Termination Date, the fifth day of each calendar month (or if such day is not a Business Day, then the next following Business Day) and (b) for any Portion of Capital on and after the Facility Termination Date, each day selected from time to time by the Agent (it being understood that the Agent may select such Settlement Date to occur as frequently as daily), or, in the absence of any such selection, the day which would be the Settlement Date for such Portion of Capital pursuant to clause (a) of this definition.

         "Settlement Period" means, with respect to each Portion of Capital of any Purchased Interest: (a) with respect to any Portion of Capital funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Capital and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Settlement Period for such Portion of Capital and ending on (and including) the last day of the current calendar month; and (b) with respect to any Portion of Capital not funded by the issuance of Notes, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Capital and ending on (but excluding) the next following Settlement Date, and
(ii) thereafter, each period commencing on a Settlement Date and ending on (but excluding) the next following Settlement Date; provided, that

                          (i) any Settlement Period (other than of one day)
                  which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Discount in respect of such Settlement Period is computed by reference to the Eurodollar Rate, and such Settlement Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Settlement Period shall end on the next preceding Business Day;

                          (ii) in the case of any Settlement Period for any
                  Portion of Capital of the Purchased Interest which commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Settlement Period shall end on such Facility Termination Date and the duration of each Settlement Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by the Agent; and

                          (iii) any Settlement Period in respect of which
                  Discount is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Seller, by the Agent any time, in which case the Portion of Capital allocated to such terminated Settlement Period shall be allocated to a new Settlement Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Discount at the Assignee Rate and based on the Base Rate.

         "Solvent" means, with respect to any Person at any time, a condition under which:

                  (i) the fair value and present fair saleable value of such Person's total assets is, on the date of determination, greater than such Person's total liabilities (including contingent and unliquidated liabilities) at such time;

                  (ii) the fair value and present fair saleable value of such Person's assets is greater than the amount that will be required to pay such Person's probable liability on its existing debts as they become absolute and matured ("debts," for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

                  (iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

                  (iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

         For purposes of this definition:

                  (A) the amount of a Person's contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

                  (B) the "fair value" of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

                  (C) the "regular market value" of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and

                  (D) the "present fair saleable value" of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm's-length transaction in an existing and not theoretical market.

         "Special Concentration Percentage" with respect to any Obligor and its Affiliated Obligor's means the percentage, if any, set forth opposite such Obligor's name on Schedule III to the Agreement.

         "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and its successors.

         "Subordinated Note" has the meaning set forth in Section 3.2 of the Gregory Sale Agreement.

         "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

         "Termination Day" means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.

         "Termination Discount" means, for any Purchased Interest on any date, an amount equal to the product of (i) the Capital of such Purchased Interest on such date and (ii) the product of (a) the Base Rate plus the Rate Variance Factor and (b) a fraction having as its numerator the Days' Sales Outstanding and 360 as its denominator.

        "Termination Event" has the meaning specified in Exhibit V to the Agreement.

         "Termination Fee" means, for any Settlement Period during which a Termination Day occurs, the amount, if any, by which: (a) the additional Discount (calculated without taking into account any Termination Fee or any shortened duration of such Settlement Period pursuant to the definition thereof) that would have accrued during such Settlement Period on the reductions of Capital relating to such Settlement Period had such reductions not been made, exceeds (b) the income, if any, received by the related Investor from investing the proceeds of such reductions of Capital, as determined by such Investor, which determination shall be binding and conclusive for all purposes, absent manifest error.

         "Total Reserves" means, at any time the sum of : (a) the Loss Reserve plus (b) the Dilution Reserve plus (c) the Discount Reserve plus (d) the Servicing Fee Reserve.

         "Transaction Documents" means the Agreement, the Parallel Purchase Commitment, the Collection Account Agreement, the Fee Letter, the Warnaco Sale Agreement, the Calvin Klein Sale Agreement, the Gregory Sale Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.

         "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

         "Unmatured Purchase and Sale Termination Event" means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.

         "Unmatured Termination Event" means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

         "Warnaco" means Warnaco, Inc., a Delaware corporation.

         "Warnaco Sale Agreement" means the Amended and Restated Master Agreement of Sale, dated as of September 30, 1998, between Warnaco and Gregory, as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.

         Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, "or" means "and/or," and "including" (and with correlative meaning "include" and "includes") means including without limiting the generality of any description preceding such term.

                                   EXHIBIT II
                             CONDITIONS OF PURCHASES


         1. Conditions Precedent to Initial Purchase. The Initial Purchase under this Agreement is subject to the following conditions precedent that the Agent shall have received on or before the date of such purchase, each in form and substance (including the date thereof) satisfactory to the Agent:

         (a) A counterpart of the Agreement and the other Transaction Documents executed by the parties thereto.

         (b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originators and Gregory authorizing the execution, delivery and performance by the Seller, each Originator and Gregory, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws of the Seller, each Originator and Gregory.

         (c) A certificate of the Secretary or Assistant Secretary of the Seller, each Originator and Gregory certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Agent receives a subsequent incumbency certificate from the Seller, each Originator or Gregory, as the case may be, the Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator or Gregory, as the case may be.

         (d) Copies of duly executed financing statements, in proper form for filing under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the interests of the Seller, the Agent and the Investors contemplated by the Transaction Documents.

         (e) Acknowledgment copies, or time-stamped receipt copies, of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Receivables, Contracts or Related Security previously granted by any Originator, Gregory or the Seller.

         (f) Completed UCC search reports, dated on or shortly before the date of the initial purchase hereunder, listing the financing statements filed in all applicable jurisdictions referred to in subsection (e) above that name any Originator, Gregory or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Agent may request, showing no Adverse Claims on any Pool Assets.

         (g) an executed copy of the Collection Account Agreement.

         (h) Favorable opinions, including a true sale/non-substantive consolidation opinion, in form and substance reasonably satisfactory to the Agent, of: (i) special counsel for the Seller, the Originators and the Servicer, and (ii) Stanley P. Silverstein, counsel for Seller, the Originators and the Servicer.

         (i) Satisfactory results of a review and audit (performed by representatives of the Co-Agent) of the Servicer's collection, operating and reporting systems, the Credit and Collection Policy, historical receivables data and accounts, including satisfactory results of a review of the Servicer's operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Agreement.

         (j) A Monthly Report representing the performance of the Receivables Pool for the Fiscal Month ending October 3, 1998.

         (k) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by the Fee Letter), costs and expenses to the extent then due and payable and invoiced on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 5.4 of the Agreement and the Fee Letter.

         (l) The Fee Letter duly executed by the Seller.

         (m) Good standing certificates with respect to each of the Seller, the Originators and Gregory issued by the Secretary of State (or similar official) of the state of each such Person's organization and principal place of business.

         (n) Letters from each of the rating agencies then rating the Notes of Liberty Street confirming the rating of such Notes after giving effect to the transaction contemplated by the Agreement.

         (o) The other Transaction Documents duly executed by the parties thereto.

         (p) Such other approvals, opinions or documents as the Agent or any Investor may reasonably request.

         2. Conditions Precedent to All Purchases and Reinvestments. Each purchase and each reinvestment shall be subject to the further conditions precedent that:

         (a) in the case of each purchase (other than the initial purchase), the Servicer shall have delivered to the Agent on or before such purchase, in form and substance satisfactory to the Agent and the Co-Agent, a completed pro forma Monthly Report to reflect the level of Capital and related reserves after such subsequent purchase; and

         (b) on the date of such purchase (including the initial purchase) or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):

                  (i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such purchase or reinvestment as though made on and as of such date;

                  (ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event; and

                  (iii) the sum of (a) the aggregate Capital and Total Reserves of all Purchased Interests under this Agreement and (b) the aggregate "Capital" and "Total Reserves" of the Purchased Interest under the Parallel Purchase Commitment would not exceed the Adjusted Net Receivables Pool Balance.

                                   EXHIBIT III
                         REPRESENTATIONS AND WARRANTIES


         1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:

         (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

         (b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene in any material respect or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.

         (c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which shall have been filed on or before the date of the first purchase hereunder.

         (d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (e) There is no pending or, to the Seller's best knowledge, threatened action or proceeding affecting the Seller or any of its properties before any Governmental Authority or arbitrator.

         (f) No proceeds of any purchase or reinvestment will be used by the Seller to acquire any equity security of a class that is registered pursuant to
Section 12 of the Securities Exchange Act of 1934.





                                      III-1

         (g) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim. Upon each purchase or reinvestment, each Investor, through the Agent, shall acquire a valid and enforceable perfected undivided percentage ownership or security interest, to the extent of its Purchased Interest, in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a security interest in favor of the Agent, for the benefit of the Investors, in the Pool Assets, and the Agent on behalf of the Investors has a first priority perfected security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office, except those filed in favor of (A) Gregory pursuant to the Warnaco Sale Agreement and the Calvin Klein Sale Agreement, (B) the Seller pursuant to the Gregory Sale Agreement and (C) the Agent relating to the Agreement.

         (h) Each Monthly Report (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Agent in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or as of the date so furnished.

         (i) The Seller's principal place of business and chief executive office (as such terms are used in the UCC) and the office where it keeps its records concerning the Receivables are located at the address referred to in Sections 1(b) and 2(b) of Exhibit IV to the Agreement.

         (j) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority, the violation of which would have a Material Adverse Effect on the Seller.

         (k) No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulation U of the Federal Reserve Board.

         (l) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

         (m) No event has occurred and is continuing, or would result from a purchase in respect of, or reinvestment in respect of, the Purchased Interests or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

         (n) The Seller has complied in all material respects with the Credit and Collection Policy.

         (o) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.




                                      III-2

         (p) The Seller's complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not since its incorporation used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Agent pursuant to Section 1(i)(iv) of Exhibit III to the Agreement.

         (q) The Seller is not an "investment company," or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended. In addition, the Seller is not a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         (r) The Seller has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the risk that certain computer applications used by the Seller may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). Based on such review and program, the Year 2000 Problem could not reasonably be expected to have any Material Adverse Effect.

         2. Representations and Warranties of Gregory (including in its capacity as the Servicer). Gregory, individually and in its capacity as the Servicer, represents and warrants as follows:

         (a) Gregory is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

         (b) The execution, delivery and performance by Gregory of the Agreement and the other Transaction Documents to which it is a party, including the Servicer's use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene in any material respect or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which Gregory is a party have been duly executed and delivered by Gregory.

         (c) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by Gregory of the Agreement or any other Transaction Document to which it is a party.




                                      III-3

         (d) Each of the Agreement and the other Transaction Documents to which Gregory is a party constitutes the legal, valid and binding obligation of Gregory enforceable against Gregory in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         (e) The balance sheets of Warnaco and its consolidated Subsidiaries as at January 3, 1998, and the related income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Agent and the Co-Agent, fairly present the financial condition of Warnaco and its consolidated Subsidiaries as at such date and the results of the operations of Warnaco and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and since January 3, 1998 there has been no event or circumstances which has had a Material Adverse Effect.

         (f) Except as disclosed in the most recent audited financial statements of Gregory furnished to the Agent, there is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that would have a Material Adverse Effect.

         (g) Each Monthly Report (if prepared by Gregory or one of its Affiliates, or to the extent that information contained therein is supplied by Gregory or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Agent in connection with the Agreement is or will be complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Agent at such time) as of the date so furnished.

         (h) Gregory is not in violation of any order of any court, arbitrator or Governmental Authority, which could have a Material Adverse Effect.

         (i) Gregory has complied in all material respects with the Credit and Collection Policy.

         (j) Gregory has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the risk that certain computer applications used by Gregory may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). Based on such review and program, the Year 2000 Problem could not reasonably be expected to have any Material Adverse Effect.




                                      III-4

                                   EXHIBIT IV
                                    COVENANTS


         1.       Covenants of the Seller.  Until the Final Payout Date:

         (a) Compliance with Laws, Etc. The Seller shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

         (b) Offices, Records and Books of Account, Etc. The Seller: (i) shall keep its principal place of business and chief executive office (as such terms or similar terms are used in the UCC) and the office where it keeps its records concerning the Receivables at the address of the Seller set forth under its name on the signature page to the Agreement or, pursuant to clause (j)(iv) below, at any other locations in jurisdictions where all actions reasonably requested by the Agent to protect and perfect the interest of the Investors in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Agent with at least 30 days' written notice before making any change in the Seller's name or making any other change in the Seller's identity or corporate structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement "seriously misleading" as such term (or similar term) is used in the UCC; each notice to the Agent pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit, as and when necessary, the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

         (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to) fully comply in all material respects with the Credit and Collection Policy.

         (d) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interests, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Agent, for the benefit of the Investors, including taking such action to perfect, protect or more fully evidence the interests of the Agent and Investors as the Agent may reasonably request.

         (e) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller's undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph; it being understood that the Servicer may sell a Defaulted Receivable if the Servicer believes in good faith that such sale will maximize the amount of Collections with respect to such Receivable.

         (f) Change in Credit and Collection Policy. The Seller shall not make (or permit any Originator to make) any material change in the character of its business or the Credit and Collection Policy that would materially adversely affect the collectibility of the Receivables Pool or the enforceability of any related Contract or the ability of the Seller or Servicer to perform its obligations under the Agreement.

         (g) Audits. (i) The Seller shall (and shall cause each Originator to), from time to time during regular business hours as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Agent or the Co-Agent, permit the Agent or the Co-Agent, or their agents or representatives: (A) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or any Originator) relating to Receivables and the Related Security, including the related Contracts, and (B) to visit the offices and properties of the Seller, Gregory and each Originator for the purpose of examining such materials described in clause (i)(A) above, and to discuss matters relating to Receivables and the Related Security or the Seller's, Gregory's or such Originator's performance under the Transaction Documents or such Originator's performance under the Contracts with any of the officers, employees, agents or contractors of the Seller, Gregory or such Originator having knowledge of such matters; and (ii) without limiting the provisions of clause (i) next above, from time to time during regular business hours, upon five Business Days prior written notice from the Agent or the Co-Agent, permit certified public accountants or other auditors acceptable to the Agent or the Co-Agent to conduct a review of the Seller's or any Originator's books and records, at the Seller's or such Originator's expense (as the case may be), with respect to the Receivables.

         (h) Change in Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or any Originator to make any change in its instructions to Obligors regarding payments to be made to the Seller, such Originator, the Servicer or the Collection Account (or related post office box), unless the Agent shall have consented thereto in writing (which consent shall not be unreasonably withheld).

         (i) Deposits to Collection Account. The Seller shall (or shall cause the Servicer to): (i) instruct all Obligors to make payments of all Receivables to the Collection Account or to post office boxes to which only the Collection Account Bank has access (and shall instruct the Collection Account Bank to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into the Collection Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or any Originator into the Collection Account not later than two Business Days after receipt thereof. The Collection Account shall at all times be subject to the Collection Account Agreement. The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections.

         (j) Reporting Requirements. The Seller shall provide to the Agent the following:

                  (i) as soon as available and in any event within 90 days after the end of each fiscal year of the Seller, a copy of its unaudited balance sheet and income statement for such year certified as to accuracy by the chief financial officer or treasurer of the Seller;

                  (ii) as soon as possible and in any event within five days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;

                  (iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate;

                  (iv) at least 30 days before any change in the Seller's name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;

                  (v) promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;

                  (vi) promptly after the occurrence thereof, notice of a change in the business, operations, property or financial or other condition of the Seller, the Servicer or any Originator which would have a Material Adverse Effect; and

                  (vii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Agent or the Co-Agent may from time to time reasonably request upon reasonable notice.

         (k) Certain Agreements. Without the prior written consent of the Agent and the Co-Agent, the Seller will not (and will not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller's certificate of incorporation or by-laws.

         (l) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as "Restricted Payments").

                  (ii) Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways:
         (A) the Seller may make cash payments (including prepayments) on the Subordinated Note in accordance with its terms, and (B) if no amounts are then outstanding under the Subordinated Note, the Seller may declare and pay dividends.

                  (iii) The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.4(b)(ii) and (iv) of the Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Seller's tangible net worth would be less than $20,000,000, or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

         (m) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents and its Certificate of Incorporation and Bylaws; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers' acceptances) other than pursuant to this Agreement or the Subordinated Notes; or (iii) form any Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.); provided that such miscellaneous expenses shall not exceed an aggregate amount of $9,750 at any one time outstanding.

         (n) Use of Seller's Share of Collections. The Seller shall apply the Seller's Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Investors under the Agreement and under the Fee Letter); (ii) the payment of accrued and unpaid interest on the Subordinated Notes; and (iii) Restricted Payments and other legal and valid corporate purposes.

         (o) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than $20,000,000.

         (p) Extension or Amendment of Receivables. Except as provided in
Section 4.2 of the Agreement and the Credit and Collection Policy, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.

         2. Covenants of the Servicer and Gregory. Until the Final Payout Date:

         (a) Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, Gregory shall comply in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

         (b) Records and Books of Account, Etc. The Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

         (c) Change in Credit and Collection Policy. The Servicer shall not make any material change in the character of its business or in the Credit and Collection Policy that would materially adversely affect the collectibility of the Receivables Pool or the enforceability of any related Contract or its ability to perform its obligations under the Agreement.

         (d) Audits. (i) The Servicer shall from time to time during regular business hours as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Agent or the Co-Agent, permit the Agent or the Co-Agent, or their agents or representatives: (A) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts, and (B) to visit its offices and properties for the purpose of examining such materials described in clause (i)(A) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters; and (ii) without limiting the provisions of clause (i) next above, from time to time during regular business hours, upon five Business Days prior written notice from the Agent or the Co-Agent, permit certified public accountants or other auditors acceptable to the Agent to conduct, at Servicer's expense, a review of the Servicer's books and records with respect to the Receivables.

         (e) Deposits to Collection Account. The Servicer shall: (i) instruct all Obligors to make payments of all Receivables to the Collection Account or to post office boxes to which only the Collection Account Bank has access (and shall instruct the Collection Account Bank to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into the Collection Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections received by it into the Collection Account not later than two Business Days after receipt thereof. The Collection Account shall at all times be subject to the Collection Account Agreement. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account cash or cash proceeds other than Collections.

         (f) Reporting Requirements. Gregory shall provide to the Agent and the Co-Agent the following:

                  (i) As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Warnaco and Gregory, (a) copies of (A) the unaudited consolidated balance sheet of Warnaco and its consolidated Subsidiaries and (B) the unaudited balance sheet of Gregory, in each case as at the end of such quarter, together with unaudited statements of earnings and stockholders' equity for such quarter and the portion of the fiscal year through such quarter, prepared in accordance with GAAP and certified by the chief financial officer, treasurer or chief accounting officer of Warnaco and Gregory, as applicable, and (b) a letter from the chief financial officer, treasurer or chief accounting officer of Warnaco or Gregory, as applicable, certifying to the best knowledge of such officer, that neither a Termination Event nor an Unmatured Termination Event has occurred and is continuing;

                  (ii) As soon as available and in any event within 90 days after the end of each fiscal year of Warnaco and Gregory, (a) a copy of
         (A) the consolidated balance sheet of Warnaco and its consolidated Subsidiaries and (B) the unaudited balance sheet of Gregory, in each case as at the end of such fiscal year, together with the related statements of earnings and stockholders' equity for such fiscal year, each prepared in accordance with GAAP applied consistently throughout the periods reflected therein (Warnaco's consolidated balance sheet and such related statements to be certified without any Impermissible Qualification by independent certified public accountants of nationally recognized standing), and (b) a letter from the chief financial officer, treasurer or chief accounting officer of Warnaco or Gregory, as applicable, certifying to the best knowledge of such officer, that neither a Termination Event nor an Unmatured Termination Event has occurred and is continuing, in each case as at the end of each such fiscal year and the date of delivery of such letter;

                  (iii) As to the Servicer only, as soon as available and in any event not later than the Monthly Report Date for each month, a Monthly Report as of the last day of the most recently ended Fiscal Month or, within ten Business Days of a request by the Agent, a Monthly Report for such periods as is specified by the Agent (including on a semi-monthly, weekly or daily basis);

                  (iv) Promptly after the sending or filing thereof, copies of all reports that Warnaco sends to any of its security holders, and copies of all reports and registration statements that

         Warnaco or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                  (v) Promptly after the filing or receiving thereof, copies of all reports and notices that Warnaco or any of its Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on Warnaco and/or any such Affiliate;

                  (vi) Promptly after Gregory obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between Gregory or any of its Affiliates and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect; (B) litigation or proceeding adversely affecting such Person or any of its Subsidiaries which would have a Material Adverse Effect; or (C) litigation or proceeding relating to any Transaction Document;

                  (vii) As soon as available, a revised list of Fiscal Months as may be necessary to update Schedule IV from time to time;

                  (viii) No later than 30 days after the Closing Date, good standing certificates with respect to each of the Seller, the Originators and Gregory issued by the Secretary of State (or similar official) of the State of each such Person's organization and principal place of business, to the extent any such certificate was not delivered to the Agent on the Closing Date; and

                  (ix) Such other information respecting the Receivables or the condition or operations, financial or otherwise, of Gregory or any of its Affiliates as the Agent may from time to time reasonably request.

         3. Separate Existence. Each of the Seller and Gregory hereby acknowledges that the Investors and the Agent and the Co-Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller's identity as a legal entity separate from Gregory and its Affiliates. Therefore, from and after the date hereof, each of the Seller and Gregory shall take all steps specifically required by the Agreement or reasonably required by the Agent to continue the Seller's identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Gregory and any other Person, and is not a division of Gregory, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and Gregory shall take such actions as shall be required in order that:

                  (a) The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in, Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

                  (b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;

                  (c) Not less than one member of the Seller's Board of Directors (the "Independent Director") shall be an individual who is not and has not been at any time during the preceding five years a direct, indirect or beneficial stockholder, officer, director, employee, creditor, affiliate, associate or supplier of Gregory or any of its Affiliates. The certificate of incorporation of the Seller shall provide that: (i) the Seller's Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

                  (d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, Gregory or any Affiliate thereof;

                  (e) Any employee, consultant or agent of the Seller will be compensated from the Seller's funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller's funds;

                  (f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant to the Agreement. The Seller will not incur any material indirect or overhead expenses for items shared with Gregory (or any other Affiliate of Warnaco) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager's fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that Warnaco shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;

                  (g) The Seller's operating expenses will not be paid by Gregory or any other Affiliate thereof;

                  (h) All of the Seller's business correspondence and other communications shall be conducted in the Seller's own name and on its own separate stationery;

                  (i) The Seller's books and records will be maintained separately from those of Gregory and any other Affiliate thereof;

                  (j) All financial statements of Gregory or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that: (i) a special purpose corporation exists as a Subsidiary of Warnaco, and (ii) Gregory has sold receivables and other related assets to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;

                  (k) The Seller's assets will be maintained in a manner that facilitates their identification and segregation from those of Gregory or any Affiliate thereof;

                  (l) The Seller will strictly observe corporate formalities in its dealings with Gregory or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of Gregory or any Affiliate thereof. The Seller shall not maintain joint bank accounts or other depository accounts to which Gregory or any Affiliate thereof (other than Gregory in its capacity as the Servicer) has independent access. The Seller will not guarantee the obligations of any Person, and no Person will guarantee the obligations of the Seller. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate; and

                  (m) The Seller will maintain arm's-length relationships with Gregory (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor Gregory will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and Gregory will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

                  (n) Gregory shall not pay the salaries of Seller's employees, if any.

                                    EXHIBIT V
                               TERMINATION EVENTS


         Each of the following shall be a "Termination Event":

         (a)(i) the Seller, Gregory, any Originator or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement or any other Transaction Document within three Business Days of the date on which such payment or deposit is due, or (ii) the Seller, Gregory, any Originator or the Servicer (if Gregory or any Affiliate of Warnaco) shall fail to perform or observe in any material respect any other term, covenant or agreement under the Agreement or any other Transaction Document and such failure shall continue for 30 days after the Seller, such Originator or the Servicer shall have obtained actual knowledge or notice thereof;

         (b) Gregory (or any Affiliate of Warnaco) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that Gregory (or such Affiliate) then has as Servicer;

         (c) any representation or warranty made or deemed made by the Seller, any Originator or Gregory (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report (including any Monthly Report) delivered by the Seller or any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered which in the sole judgment of the Agent and the Co-Agent, acting together, has had or is reasonably likely to have a Material Adverse Effect;

         (d) the Seller or the Servicer shall fail to deliver the Monthly Report pursuant to the Agreement, and such failure shall remain unremedied for five Business Days;

         (e) the Agreement or any purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of such Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interests of the Investors with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim,

         (f) the Seller, Gregory or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, Gregory or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, Gregory or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;

         (g)(i) the greatest average of the Default Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months shall exceed 9.0% or (ii) the greatest average of the Dilution Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months shall exceed 35.0%, (iii) the greatest average of the Loss-to-Liquidation Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months shall exceed 11.0% or (iv) the greatest average of the Delinquency Ratios for any three consecutive Fiscal Months during the twelve most recent Fiscal Months shall exceed 9.0%;

         (h) a Change in Control shall occur;

         (i) at any time, the sum of (a) the aggregate Capital and Total Reserves under this Agreement and (b) the aggregate "Capital" and "Total Reserves" under the Parallel Purchase Commitment exceeds the sum of (x) the Adjusted Net Receivables Pool Balance and (y) the aggregate Investor's Share of Collections then on deposit in the Collection Account (other than amounts set aside therein in respect of Discount, Fees and Servicing Fee), and such condition shall continue unremedied for two Business Days;

         (j) (i) Warnaco shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $20,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (and shall have not been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (and shall have not been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;

         (k) either: (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA,
(ii) the Internal Revenue Service shall file a notice of lien asserting a claim pursuant to the Internal Revenue Code with regard to any of the assets of Seller or Gregory or any ERISA Affiliate, or (iii) the Pension Benefit Guaranty Corporation shall file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of Seller, Gregory or any ERISA Affiliate;

         (l) Warnaco's long-term senior debt rating shall fall below BB- by Standard & Poor's or Ba3 by Moody's (if Moody's shall have provided such a rating) or shall be withdrawn by any such rating agency as a result of the financial condition of Warnaco; and

         (m) There shall have occurred any event that would, with the giving of notice or the passing of time or both, have a Material Adverse Effect.

                                   SCHEDULE I
                          CREDIT AND COLLECTION POLICY


                                  See attached.






                                  Schedule I-1

                                   SCHEDULE II
                                   TRADE NAMES


None.



                                  Schedule II-1

                                  SCHEDULE III
                        SPECIAL CONCENTRATION PERCENTAGES

         The Special Concentration Percentage with respect to any Obligor means the percentage determined in accordance with the table below and the other provisions of this Schedule III. For purposes of this Schedule III:

         "Level I Downgrade Event" means, with respect to May Company, a lowering of such Obligor's short-term debt rating to below A-1 by Standard & Poor's or below P-1 by Moody's, and with respect to any other Obligor, a lowering of such Obligor's long-term debt rating to below BBB-by Standard & Poor's or below Baa3 by Moody's.

         "Level II Downgrade Event" means, with respect to May Company, a lowering of such Obligor's short-term debt rating to below A-3 by Standard & Poor's or below P-3 by Moody's.

         "Obligor Downgrade Event" means, either a Level I Downgrade Event or a Level II Downgrade Event.



                          Prior to an         After a               After a
Obligor                     Obligor           Level I               Level II
                           Downgrade      Downgrade Event       Downgrade Event
                            Event
--------------------------------------------------------------------------------
May Company                   20%               15%                    4%
--------------------------------------------------------------------------------
Federated Department          15%                4%                   N/A
  Stores
--------------------------------------------------------------------------------
TJ Maxx                       15%                4%                   N/A
--------------------------------------------------------------------------------
Dillards                      15%                4%                   N/A
--------------------------------------------------------------------------------
Dayton Hudson                 15%                4%                   N/A
--------------------------------------------------------------------------------







                                 Schedule III-1

                                   SCHEDULE IV
                                  FISCAL MONTHS





                                  Schedule IV-1

                                                                         ANNEX A
                                               TO RECEIVABLES PURCHASE AGREEMENT


                             FORM OF MONTHLY REPORT